EXHIBIT 99.1

Pain Therapeutics Announces Second Quarter 2007 Financial Results

SOUTH SAN FRANCISCO, Calif. , Aug. 9, 2007 (PRIME NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the three and six months ended June 30, 2007. Net income for the quarter ended June 30, 2007 was $3.4 million, or $0.07 per diluted share, compared to $1.4 million, or $0.03 per share, in the second quarter of 2006. Net income for the six months ended June 30, 2007 was $16.0 million, or $0.35 per diluted share, compared to $2.2 million, or $0.05 per share, for the same period in 2006.

Cash, cash equivalents and marketable securities were $206.3 million at June 30, 2007. Pain Therapeutics continues to expect its 2007 net cash requirements to be approximately $10.0 million, plus any amounts related to a previously announced stock buyback plan of up to $20.0 million of its common stock. As of June 30, 2007 we had purchased $3.8 million of our common stock on the open market.

Financial Highlights

 -- We have a collaboration with King Pharmaceuticals, Inc. ("King")
    to develop Remoxy(tm) and other abuse-deterrent opioid
    painkillers. Collaboration revenues were $7.5 million and $23.0 million in the three and six months ended June 30, 2007,
    respectively and $7.2 million and $16.0 million in the three and six months ended June 30, 2006, respectively. Collaboration revenue in the six months ended June 30, 2007 includes reimbursement from
    King of certain of our development expenses during that period as well as $5.9 million of expenses we incurred in 2006 related to the collaboration that were not recognized in 2006.  King completed its review and reimbursed us for $5.7 million of these expenses during the three months ended March 31, 2007 and for $0.2 million of these expenses during the three months ended June 30, 2007.

 -- On March 29, 2007, we announced a stock buyback plan of up to
    $20.0 million of our common stock.  As of June 30, 2007 we had purchased $3.8 million of our common stock on the open market.
    The total number of shares to be purchased and the timing of purchases will be based on several factors, including the price of the common stock, general market conditions, corporate and regulatory requirements and alternate investment opportunities.
    We intend to hold repurchased shares in treasury.  This stock buyback program expires March 2008 and may be modified or
    discontinued at any time.

 -- King gave us an upfront cash payment of $150.0 million in December
    2005. For accounting purposes, we plan to recognize a portion of this cash payment as "program fee revenue" each quarter through
    July 2011. We recognized program fee revenue of $6.6 million this quarter.

 -- Research and development expenses for the second quarter of 2007 increased to $11.0 million from $10.2 million for the second quarter of 2006.  Research and development expenses for the six months ended June 30, 2007 decreased to $20.9 million from $23.0 million for the same period in 2006.  These fluctuations were primarily due to the timing of development activities for our
    abuse-deterrent drug candidates.   Research and development
    expenses included non-cash stock related compensation costs of
    $0.8 million in the three months ended June 30, 2007 and 2006 and
    $1.5 million and $1.8 million in the six months ended June 30,
    2007 and 2006, respectively.

 -- General and administrative expenses increased to $2.1 million from
    $2.0 million in the three months ended June 30, 2007 and 2006, respectively, and decreased to $3.9 million from $4.0 million in the six months ended June 30, 2007 and 2006, respectively. General and administrative expenses included non-cash stock related compensation costs of $0.6 million in the three months ended June
    30, 2007 and 2006 and $1.1 million and $1.4 million in the six months ended June 30, 2007 and 2006, respectively.

 -- We have not provided for income taxes for the second quarter of
    2007 because we do not expect to have taxable income for the full year 2007.  Our income before income taxes in 2007 includes program fee revenue.  For tax purposes, we recognized all of the related program fee revenue in 2006, which is the primary reason for our expectations for no taxable income for 2007.

About Pain Therapeutics, Inc.

Pain Therapeutics is a biopharmaceutical company that develops novel drugs. We have four investigational drug candidates in clinical programs, including Remoxy, Oxytrex(tm), PTI-202 and a novel radio-labeled monoclonal antibody to treat metastatic melanoma. We are also working on a new treatment for patients with hemophilia. The FDA has not yet evaluated the merits, safety or efficacy of our drug candidates. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates, and the Company's expected cash requirements in 2007. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development and testing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

                          PAIN THERAPEUTICS, INC.
                   CONDENSED STATEMENTS OF OPERATIONS
                (in thousands, except per share amounts)
                              (Unaudited)

                 Three Months Ended June 30,  Six Months Ended June 30,
                 --------------------------   ------------------------
                      2007           2006         2007          2006
                      ----           ----         ----          -----
 Revenue
  Program fee
   revenue          $   6,550      $  6,550       $ 13,100    $ 13,100

  Collaboration
   revenue              7,515         7,196         23,018      15,972
                    ---------     ---------      ---------   ---------

   Total revenue       14,065        13,746         36,118      29,072

 Operating expenses
   Research and
    development        11,044        10,188         20,903      23,042

   General and
    administrative      2,102         2,049          3,940       4,019
                    ---------     ---------      ---------   ---------

     Total operating
      expenses         13,146        12,237         24,843      27,061
                    ---------     ---------      ---------   ---------

     Operating income     919         1,509         11,275       2,011

 Interest and other
  income                2,446         2,468          4,726       4,556
                    ---------     ---------      ---------   ---------
 Income before
  provision for
  income taxes          3,365         3,977         16,001       6,567

 Provision for
  income taxes             --         2,610             --       4,323
                    ---------     ---------      ---------   ---------

 Net income          $  3,365      $  1,367       $ 16,001    $  2,244
                    =========     =========      =========   =========

 Earnings per share
  Basic              $   0.08     $    0.03       $   0.36    $   0.05
                    =========     =========      =========   =========
  Diluted            $   0.07     $    0.03       $   0.35    $   0.05
                    =========     =========      =========   =========
 Weighted-average
  shares used in
  computing
  earnings per share

  Basic                44,025        44,138         44,183      44,067
                    =========     =========      =========   =========

  Diluted              45,180        45,258         45,303      45,381
                    =========     =========      =========   =========

                       PAIN THERAPEUTICS, INC.
                       CONDENSED BALANCE SHEETS
                            (in thousands)

                                           June 30,       December 31,
                                             2007           2006 (1)
                                       --------------    --------------
                                         (Unaudited)
 Assets
 Current assets
  Cash, cash equivalents and
   marketable securities                  $  206,327        $  204,400
   Other current assets                          332             2,714
                                          ----------        ----------
     Total current assets                    206,659           207,114

 Non-current assets
  Property and equipment, net                  1,206             1,267
  Other assets                                   768                75
                                          ----------        ----------
   Total assets                           $  208,633        $  208,456
                                          ==========        ==========

 Liabilities and stockholders' equity
 Current liabilities
  Accounts payable                        $    2,220        $      985
  Accrued development expense                  4,014             5,777
  Deferred program fee revenue -
   current portion                            26,200            26,200
  Income taxes payable                            --             2,779
  Other accrued liabilities                    1,141               913
                                          ----------        ----------
   Total current liabilities                  33,575            36,654
 Non-current liabilities
   Deferred program fee revenue -
    non-current portion                       80,787            93,887
   Other liabilities                             760                --
                                          ----------        ----------
    Total liabilities                        115,122           130,541
                                          ----------        ----------
 Stockholders' equity
  Common stock                                    44                44
  Additional paid-in-capital                 216,077           214,749
  Accumulated other comprehensive loss          (177)             (372)
  Accumulated deficit                       (122,433)         (136,506)
                                          ----------        ----------

   Total stockholders' equity                 93,511            77,915
                                          ----------        ----------
   Total liabilities and stockholders'
    equity                                $  208,633        $  208,456
                                          ==========        ==========

 (1) Derived from audited financial statements.

CONTACT:  Pain Therapeutics, Inc.
          Christi Waarich, Senior Manager of Investor Relations
          650-825-3324
          cwaarich@paintrials.com

          Burns McClellan
          Media
          Carney Noensie
          212-213-0006